LEASE AMENDMENT #2

THIS FIRST LEASE AMENDMENT (this "Amendment") is made as of the 20th day of March 2002 between **FAIRFAX BOCA `92, L.P.**, a Georgia limited partnership ("Landlord") and **MEDICAL STAFFING NETWORK, INC.**, a Delaware corporation ("Tenant");

W I T N E S S E T H: That;

WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement dated November 22, 1999, whereby Tenant leases from Landlord certain premises located on the first (1st) floor of Pod E, 901 Yamato Road, Boca Raton, Florida, 33431, containing approximately 15,000 SF as shown on the attached Exhibit A, which was previously amended on July 31, 2002, whereby Tenant leased an additional 10,749 SF on the first (1st) floor of Pod D in Building 235, 901 Yamato Road, Boca Raton, Florida, 33431, as shown on the attached Exhibit "B".

WHEREAS, Landlord and Tenant desire to amend the Lease in certain particulars.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the above premises, the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. *Definitions*. Terms not otherwise defined herein and which are defined in the Lease shall have the meanings given them therein.

2. *Lease Amendment*. The Lease is hereby amended as follows:

2.1 Effective as of the date of this Agreement, the Premises as referred to in the Lease is amended so as to include an additional 27,500 rentable square feet on the second (2nd) floor of Pod D, 901 Yamato Road, as shown on the attached Exhibit "C" (the "Expansion Premises").

2.2 Effective as of May 1, 2002, the portion of the Premises consisting of 10,749 rentable square feet as described on Exhibit "B" shall be eliminated from the definition of the Premises (the "Give Back Premises").

2.3 Effective as of May 1, 2002, the entire Premises under lease to Tenant shall consist of 42,500 rentable square feet (see Exhibits "A" & "C").

2.4 The Base Rent for the Expansion Premises will be the rate then being charged Tenant ($12.46 per SF) subject to the escalations referenced in the Lease and shall commence May 1, 2002.

2.5 The Base Rent and Operating Expenses for the eastern one-half of the Expansion Premises shall commence May 1, 2002.

2.6 The Base Rent that would be due on the western one-half portion of the Expansion Premises (13,750 rentable square feet) shall be abated for the period of May 1, 2002 through June 30, 2002 while Tenant prepares this portion of the Expansion Premises for occupancy. Tenant shall be responsible for the Operating Expense portion of the rent for the western one-half of the floor during the renovation phase.

2.7 Tenant shall be provided access to the eastern one-half portion of the Expansion Premises from and after the Execution Date of this Amendment and to the western one-half portion of the Expansion Premises, subject to approval of the current tenant in occupancy of the western one-half portion of the Expansion Premises.

2.8 Tenant has agreed to accept the Expansion Premises in the current existing condition.

2.9 It is further expected that Tenant shall simultaneously enter into an amended sublease with 03 Systems Integration, Inc. for a portion of the Expansion Premises.

2.10 Tenant's insurance as it relates to both the current Premises and the Expansion Premises shall not only include coverage for all personal property of Tenant, but also any improvements which Tenant may construct upon the Premises or may have been constructed on behalf of Tenant.

2.11 All other terms and conditions remain the same.

WITNESS:

TENANT:

MEDICAL STAFFING NETWORK, INC.

By: ______________________

Title: CEO

Date: 3-20-02

WITNESS:

LANDLORD:

FAIRFAX BOCA '92, L.P., a Georgia limited partnership

By: Fairfax Properties, Inc. – Its General Partner

By: T. Gordy Germany – Its President

Date: 3.20.02

20020315.msn lease amd 2